FIRST AMENDMENT TO THE MELLANOX TECHNOLOGIES,
LTD.
AMENDED AND RESTATED EMPLOYEE SHARE PURCHASE PLAN
(effective as of February 23, 2016)

This First Amendment (this "Amendment") to the Mellanox Technologies, Ltd. Amended and Restated Employee Share Purchase Plan (as amended and restated on February 22, 2012, the "Plan"), is made and adopted by the Board of Directors (the "Board") of Mellanox Technologies, Ltd., a company organized under the laws of the State of Israel (the "Company"), effective as of February 23, 2016 (the "Effective Date"), subject to the approval of the Company's shareholders within 12 months following the Effective Date.

RECITALS

WHEREAS, the Company maintains the Plan;

WHEREAS, pursuant to Section 20 of the Plan, the Board has the authority to amend the Plan from time to time, provided that the Company shall obtain shareholder approval for any such amendment to the extent necessary to comply with Section 423 of the U.S. Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board desires to amend the Plan to increase the number of shares reserved for issuance thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date, subject to the approval of the Company's shareholders within 12 months following the Effective Date:

AMENDMENT

1.    Section 13(a) of the Plan is hereby amended and restated in its entirety as follows:

"(a)Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 6,585,712 Shares."

2. Notwithstanding anything in the Plan to the contrary, the Plan remain in effect until the tenth (10th) anniversary of the Effective Date of this Amendment.

3.     This Amendment shall be and hereby is incorporated into and forms a part of the Plan.

4.     Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

* * *

I hereby certify that the foregoing Amendment was duly adopted by the Board of
Directors of Mellanox Technologies, Ltd. on February 23, 2016.

I hereby certify that the foregoing Amendment was duly adopted by the shareholders of Mellanox Technologies, Ltd. on May 9, 2016.

Executed on this 9th day of May, 2016.

By:		/s/ JACOB SHULMAN
	Name:	Jacob Shulman
	Title:	Chief Financial Officer